Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

CERUS CORPORATION REPORTS FIRST QUARTER 2012 RESULTS

CONCORD, CA, May 1, 2012 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2012.

First quarter 2012 results:

•	Total revenue of $8.8 million, a 33% increase from the first quarter of 2011;

•	Product revenue of $8.7 million, a 41% increase from the first quarter of 2011;

•	Operating expenses of $7.8 million compared to $7.4 million incurred during the first quarter of 2011; and

•	Cash of $31.5 million at March 31, 2012 compared to $25.8 million at December 31, 2011.

“Cerus is off to a strong start in 2012,” said William ‘Obi’ Greenman, president and chief executive officer of Cerus Corporation. “This past quarter we saw encouraging growth in demand for our disposable kits, both sequentially and year-over-year. We continue to expect 2012 revenues of $34 million to $36 million. In addition, we are progressing toward the initiation of our planned Phase III acute and chronic anemia clinical trials in Europe.”

Revenues

Total revenue for the first quarter of 2012 was $8.8 million, up from $6.6 million recognized during the first quarter of 2011. Product revenue was $8.7 million during the first quarter of 2012, representing an increase of $2.5 million from the $6.2 million recognized during the first quarter of 2011. The increase in product revenue was driven by a 56% increase in year-over-year demand for INTERCEPT disposable kits with relatively stable pricing. Government grant revenue in support of the red blood cell system totaled $0.1 million during the first quarter of 2012, exhausting the remainder of Cerus’ $2.1 million grant awarded by the United States Department of Defense in August 2011.

Gross Margins

Gross margins for the first quarter of 2012 were 37% compared to 47% for the first quarter of 2011. Gross margins in the 2012 period were negatively impacted by certain accounting charges recorded to cost of product revenue as a result of high scrap rates for a particular work-in-process component first identified during the fourth quarter of 2011.

Operating Expenses

Total operating expenses for the first quarter of 2012 were $7.8 million, compared to $7.4 million for the first quarter of 2011. The increase in operating expenses was related to the increases in selling, general and administrative expenses in support of the commercial business in Europe, the Middle East, The Commonwealth of Independent States and other countries. In the near term, the company expects operating expenses to increase, driven by increased research and development expenses associated with the preparation for and execution of planned clinical trials to support regulatory approval of INTERCEPT red blood cell system.

Operating and Net Loss

Operating losses during the first quarter of 2012 were relatively consistent compared to the first quarter of 2011. Net loss for the first quarter of 2012 was $8.8 million, or $0.17 per share, compared to a net loss of $5.1 million, or $0.11 per share, for the first quarter of 2011. The change in net loss was primarily affected by a first quarter 2012 non-cash charge of $4.5 million compared to a similar charge of $1.3 million for the same period in 2011, resulting from the mark-to-market adjustments of Cerus’ outstanding warrants.

Cash and Investments

At March 31, 2012, the Company had cash, cash equivalents and short-term investments of $31.5 million, up from $25.8 million at December 31, 2011. Net cash used for operations was $3.9 million, reflecting an investment of $2.5 million in additional inventory.

RECENT HIGHLIGHTS:

•	First quarter 2012 total revenue growth of 33% from first quarter 2011.

•	First quarter 2012 INTERCEPT disposable kit demand up 56% from first quarter 2011.

•	INTERCEPT awarded new supply agreement with largest blood service in Saudi Arabia.

•	General Hospital of Vienna becomes first INTERCEPT platelet customer in Austria.

•

In response to Cerus’ proposed red blood cell Phase III protocol submission to the FDA under an investigational device exemption (IDE) supplement, the FDA confirmed that Phase I studies must be successfully completed and reported prior to Phase III initiation. FDA also provided feedback on the proposed Phase III study design.

•	Collaboration agreement signed with New York Blood Center for the creation of a novel red blood cell biologic product with improved uniformity.

•	Collaboration agreement with University Hospital of Geneva and the Transfusion Service of the Swiss Red Cross for development of whole-blood pathogen inactivation for use in Africa.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Cerus website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 63118716. The replay will be available approximately three hours after the call through May 15, 2012.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2012 revenues, operating expenses and cash used to support operations, statements relating to potential regulatory approvals and other future regulatory matters, and statements relating to planned preparation and initiation of clinical trials and the future development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming clinical development and regulatory process, including the risks that Cerus may be unable to initiate planned clincial trials for the INTERCEPT Blood System for red blood cells in a timely manner, or at all, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, intellectual property protection, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 5, 2012. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended March 31,
	2012	2011
Revenue:
Product revenue	$8,691	$6,183
Government grant and cooperative agreements	91	436

Total revenue	8,782	6,619
Cost of product revenue	5,514	3,529

Gross profit	3,268	3,090
Operating expenses:
Research and development	1,824	1,808
Selling, general and administrative	5,966	5,528
Amortization of intangible assets	50	50

Total operating expenses	7,840	7,386

Loss from operations	(4,572)	(4,296)
Non-operating expense, net	(4,262)	(802)

Net loss	$(8,834)	$(5,098)

Net loss per common share:
Basic	$(0.17)	$(0.11)
Diluted	$(0.17)	$(0.11)
Weighted average common shares outstanding used for computing net loss per common share:
Basic	53,088	47,450
Diluted	53,088	47,450

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	March 31, 2012	December 31, 2011
Cash, cash equivalents, and short-term investments	$31,536	$25,784
Accounts receivable and other current assets	6,159	7,511
Inventories	8,903	6,444
Property and equipment, net	1,917	2,032
Goodwill and intangible assets	3,014	3,064
Other assets	491	532

Total assets	$52,020	$45,367

Accounts payable and accrued liabilities	$11,647	$10,505
Deferred revenue	197	111
Debt - current	3,099	2,519
Warrant liability	12,440	7,979
Debt - non-current	4,126	4,697
Other non-current liabilities	1,203	1,243

Total liabilities	32,712	27,054
Stockholders’ equity	19,308	18,313

Total liabilities and stockholders’ equity	$52,020	$45,367